UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2009

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VOYANT INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in charter)

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Nevada	33-26531-LA	88-0241079
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

444 Castro Street

Suite 318

Mountain View, CA 94041

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (800) 710-6637

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01

Entry into a Material Definitive Agreement

The disclosures under Item 2.03 below are incorporated herein by reference.

Item 2.03

Creation of a Direct Financial Obligation

On January 27, 2009, Voyant International Corporation (“Voyant” or the “Company”) executed four Secured Notes in aggregate sum of $300,000 (the “Notes”) in favor of White Star LLC, Mueller Trading L.P., Jason Lyons, and SRZ Trading, LLC (collectively referred to herein as the “Lenders”).

The Notes mature on May 26, 2009 (“Maturity Date”).  Interest on the loan is 18% annually (calculated on the basis of the actual number of days elapsed over a year of 360 days), payable on the Maturity Date. The proceeds of the Notes shall be used by Voyant for working capital and general corporate purposes.  The Notes are secured by all of the assets of the Company, which security interest is evidenced by a Security Agreement of even date therewith (the “Security Agreement”).

The Notes contain customary default provisions.  In addition to these customary default provisions, any default under the documents governing Voyant’s outstanding loan to WAA, LLC or Voyant’s indebtedness owed to The Brown Family Trust, shall constitute an event of default under the Notes.  Upon and after an event of default under the Notes and written notice from the holders of the Notes to Voyant, the Notes shall bear interest at the lesser of 24.99% per annum or the maximum rate permitted under applicable law.

Voyant may prepay all or any portion of the principal amount of the Notes, without penalty or premium.  Upon prepayment of these Notes in full, all accrued and unpaid interest shall be immediately due and payable.  All prepayments on any of the Notes shall be made on a pro-rata basis among the holders of the Notes, based on the then outstanding principal amounts of the Notes.

So long as this Notes are outstanding, if Voyant enters into any subsequent financing on terms more favorable to an investor than the terms governing the Notes, then the holders of the Notes, in their sole discretion, may exchange the Notes, valued at the principal amount (less any previously amounts repaid), together with accrued but unpaid interest (which interest payments shall be payable, at the sole option of the holders, in cash or in the form of the new securities to be issued in such subsequent financing), for the securities issued or to be issued in the subsequent financing.

In addition to customary restrictive covenants, so long as the Notes are outstanding, Voyant shall not, and shall not permit any subsidiary to, make any payment on any indebtedness owed to officers, including, without limitation, the loan to WAA, LLC, except, in the case of the loan to WAA, LLC, as permitted pursuant to the Intercreditor Agreement (defined below); provided that Voyant may reimburse certain expenses and pay certain salaries to the extent permitted in the Notes.

Pursuant to the Notes, Voyant issued warrants to the Lenders entitling the holders thereof to purchase up to 5,500,000 shares of the Company’s common stock at $.075 per share (the “Warrants”). The Warrants are exercisable for a period of five years.

Furthermore, in connection with the Security Agreement, Voyant, WAA, LLC and the Lenders entered into an Intercreditor Agreement (the “Intercreditor Agreement”), pursuant to which WAA, LLC and the Lenders agreed to share equally the proceeds from any foreclosure on the collateral and WAA, LLC agreed to subordinate its right of repayment to the Lenders, except for certain permitted payments of up to $50,000.  The Company’s Chief Executive Officer is the sole shareholder of WAA, LLC.

Item 3.02

Unregistered Sales of Equity Securities

The disclosures under Item 2.03 above are incorporated herein by reference.

The issuance of the securities described in Item 1.01 above is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company made this determination based on the representations of the Lenders, which included, in pertinent part, that the Lenders are "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that the Lenders were acquiring the Warrants for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Lenders understood that the shares of our common stock underlying the Warrants, and the Warrant themselves, may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Resignation of Director

Effective January 19, 2009, Scott Fairbairn resigned as a member of the Board of Directors of Voyant International Corporation (the “Company”).  Mr. Fairbairn also served on the Securities Issuance Committee of the Company’s Board of Directors.

There were no disagreements between Mr. Fairbairn and the Company regarding any matter relating to the Company’s operations, policies, practices or otherwise.

There were no disagreements between Mr. Fairbairn and any officer or director of the Company.

The Company will provide a copy of the disclosures it is making in response to this Item 5.02 to Mr. Fairbairn no later than the date of this Current Report on Form 8-K and will inform him that he may furnish the Company, as promptly as possible with a letter stating whether he agrees or disagrees with the disclosures made in response to this Item 5.02, and that if he disagrees, then the Company shall request that he provide the respects in which he does not agree with the disclosures. The Company undertakes to file any letter received from Mr. Fairbairn as an exhibit to an amendment to this Current Report on Form 8-K within two business days after receipt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2009

VOYANT INTERNATIONAL CORPORATION

By:	/s/ DANA R. WALDMAN
Dana R. Waldman
Chief Executive Officer